Registration No. 333-____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            INDUSTRIAL HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

              TEXAS                                            5080
  (State or other jurisdiction                      (Primary Standard Industrial
of incorporation or organization)                    Classification Code Number)

                                   76-0289495
                                (I.R.S. Employer
                             Identification Number)

                                  7135 ARDMORE
                              HOUSTON, TEXAS 77054
                                 (713) 747-1025
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 ROBERT E. CONE
                            INDUSTRIAL HOLDINGS, INC.
                                  7135 ARDMORE
                              HOUSTON, TEXAS 77054
                                 (713) 747-1025

    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    COPY TO:
                                 Robert G. Reedy
                             PORTER & HEDGES, L.L.P.
                            700 Louisiana, Suite 3500
                              Houston, Texas 77002
                                 (713) 226-0600

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividends of interest reinvestment plans, check the following box. [X]

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement of the same offering. [ ]

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering.
[ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

================================================================================

                         CALCULATION OF REGISTRATION FEE

                                                    PROPOSED MAXIMUM      PROPOSED
      TITLE OF  EACH CLASS OF        AMOUNT TO         OFFERING       MAXIMUM AGGREGATE     AMOUNT OF
    SECURITIES TO BE REGISTERED   BE REGISTERED(1)  PRICE PER SHARE   OFFERING PRICE(2)  REGISTRATION FEE
=========================================================================================================
Common Stock, par value $.01         1,549,041           $12.13        $18,789,867.33       $6,479.31
---------------------------------------------------------------------------------------------------------
  Total                              1,549,041           $12.13        $18,789,867.33       $6,479.31
=========================================================================================================

(1) Pursuant to Rule 416(a), also registered hereunder is an indeterminate number of shares of Common Stock issuable as a result of the antidilution provisions of the warrant and debenture agreements.
(2) Pursuant to Rule 457(c), the registration fee is calculated based on the average of the high and low sale prices for the Common Stock, as reported by the Nasdaq Stock Market's National Market on July 22, 1997, or $12.13 per share.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS RESPECTIVE EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

******************************************************************************
*                                                                            *
*   INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A    *
*   REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED       *
*   WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT    *
*   BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE          *
*   REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT      *
*   CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR   *
*   SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH   *
*   OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR   *
*   QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.               *
*                                                                            *
******************************************************************************

PROSPECTUS
                            INDUSTRIAL HOLDINGS, INC.

                                1,549,041 Shares

        The 1,549,041 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of Industrial Holdings, Inc. (the "Company") offered hereby, are shares of Common Stock which are currently outstanding or that may be acquired upon exercise of certain warrants. This Prospectus relates only to the resale of the Shares. See "The Offering," "Selling Shareholders" and "Plan of Distribution." The Company will not receive any proceeds from the resale of the shares of Common Stock offered hereby, but may receive net proceeds up to $4,266,000 on the exercise of warrants exercisable to acquire Shares.

        The Company's Common Stock trades are quoted on the National Market tier of the Nasdaq Stock Market ("Nasdaq") under the symbol "IHII." On July 22, 1997, the last reported closing sale price of the Common Stock was $12.13 per share.

        The Shares may be offered and sold from time to time by the selling shareholders named herein through underwriters, dealers or agents or directly to one or more purchasers in fixed-price offerings or negotiated transactions and either at market prices prevailing at the time of sale or at prices related to such market prices. The terms of the offering and sale of the Shares with respect to which this Prospectus is being delivered, including any public offering price, any discounts, commissions or concessions allowed, reallowed or paid to underwriters, dealers or agents, the purchase price of the Shares, the proceeds to the selling shareholders and any other material terms shall be as set forth in the applicable Prospectus Supplement. See "Plan of Distribution" for information regarding possible indemnification arrangements for underwriters, dealers and agents.

        SEE "RISK FACTORS" ON PAGES SEVEN THROUGH TEN FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY INVESTORS.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                    ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is ________, 1997.

                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. Copies of such material may also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, or on the Commission's site on the world wide web at www.sec.gov. Such materials may also be inspected at the offices of Nasdaq, 1735 K Street, N.W. Washington, D.C., 20006-1506, on which the Common Stock is listed.

        The Company has filed with the Commission a Registration Statement on Form S-3 (including any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements made in this Prospectus regarding the contents of any contract or document filed as an exhibit to the Registration Statement are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document so filed. Each such statement is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents are hereby incorporated by reference in this
Prospectus:

        (1) The Company's Registration Statement on Form S-1 that contains the initial description of Common Stock;

        (2) the Company's Annual Report on Form 10-K for the year ended December 31, 1996;

        (3) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

        (4) the Company's Proxy Statement dated May 27, 1997 regarding its Annual Stockholder's Meeting held on June 30, 1997;

        (5) the Company's Current Report on Form 8-K dated November 18, 1996 as amended;

        (6) the Company's Current Report on Form 8-K dated February 6, 1997 and as amended;

        (7) the Company's Current Report on Form 8-K dated March 29, 1997 and as amended;

        (8) the Company's Registration Statement on Form S-8 filed May 27, 1997 and;

        (9) all documents filed by the Company pursuant to Sections 13(a), 13(c) and 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering covered hereby will be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference modifies or replaces such statement.

        The Company will provide, without charge and on oral or written request, to each person to whom this Prospectus is delivered, a copy of any or all of the documents incorporated by reference in this Prospectus other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. In addition, a copy of the Company's most recent annual report to shareholders will be promptly furnished, without charge and on oral or written request, to such persons. All such requests should be directed to Industrial Holdings, Inc., 7135 Ardmore, Houston, Texas 77054, Attention: Deborah Bonefas, telephone number (713) 747-1025.

                                  RISK FACTORS

        THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE MATERIAL RISKS. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE MAKING AN INVESTMENT IN THE SHARES OF COMMON STOCK.

        LIMITED CAPITAL; RISKS RELATED TO BUSINESS STRATEGY AND ACQUISITIONS. The Company's ability to effect its business plan depends on its ability to raise funds to consummate acquisitions and provide necessary working capital. The Company's future growth through acquisitions will require substantial capital expenditures. While the Company evaluates business opportunities on a regular basis, there can be no assurance that the Company will be successful in identifying any additional acquisitions or will have sufficient financial resources with which to make additional acquisitions. In the event that the Company is unable to obtain cash in order to effect additional acquisitions, the Company may issue additional shares, and further dilution to shareholders may result. As the Company effects acquisitions and expands its operations, it will be subject to all of the risks inherent in an expanding business, including integrating financial reporting, establishing satisfactory budgetary and other financial controls, funding increased capital needs and overhead expenses, obtaining management personnel required for expanded operations, and funding cash flow shortages that may occur if anticipated sales and revenues are not realized or are delayed, whether by general economic or market conditions.

        At March 31, 1997, the Company had working capital of $645,455, long-term debt of $7,210,227, shareholders' equity of $24,726,157 and availability of $1,538,425 under its credit facilities with Comerica Bank - Texas. The Company anticipates that its operating cash needs for fiscal 1997 can be met with cash generated from operations, borrowings under its credit facilities with Comerica Bank-Texas and private placements of equity and debt securities. Any future acquisition of companies in connection with the Company's acquisition strategy will require additional financing, which likely would include a combination of debt and equity financing. There can be no assurance that the Company will be able to obtain such financing on terms acceptable to it, if at all.

        COMPETITION. The industries in which the Company and its subsidiaries operate are highly competitive. Many of these competitors have greater financial and other resources than the Company. Competitive factors for the Company's subsidiaries include price sensitivity and customer service. The industries in which the Company's subsidiaries operate are highly fragmented and dominated by privately-owned businesses. Management's marketing strategy is to institute centralized inventory controls, reduce personnel costs and achieve greater buying power through expansion. Management believes that these strategies will allow the Company and its subsidiaries to be more competitive. However, there can be no assurance that the Company will be able to successfully compete against presently known or future competitors.

        FOREIGN SUPPLIERS. Certain of the Company's subsidiaries purchase products from United States manufacturing companies operating abroad and from foreign manufacturers. Accordingly, the Company is subject to the risks of doing business abroad, including fluctuations in currency exchange rates, changes in import duties or quotas, transportation costs, labor disputes and strikes. The occurrence of any one or more of the foregoing events could materially adversely affect the Company's product supply. All payables are settled in U.S. dollars.

        GOVERNMENTAL REGULATION. The Company's business is affected by governmental regulations relating to its industry segments in general, as well as environmental and safety regulations that have specific application to the Company's business. While the Company is not aware of any proposed or pending legislation, there can be no assurance that future legislation will not have an adverse effect on the Company's business or competitive position. The Company believes that it disposes of environmentally sensitive materials in accordance with present rules and regulations. In the event the Company is required to adopt additional environmental measures, the cost may be substantial.

        DEPENDENCE ON KEY PERSONNEL. The success of the Company is dependent on, among other things, the services of Robert E. Cone, President and Chief Executive Officer, James H. Brock, Jr., President - Energy Products and Services Division and Thomas C. Landreth, President - Fastener Manufacturing and Sales Division. The Company has entered into employment agreements with Messrs. Cone, Brock and Landreth. The loss of the services of any of these officers, for any reason, may have a material adverse effect on the business and prospects of the Company.

        VOTING CONTROL BY CERTAIN SHAREHOLDERS. Directors and officers of the Company own or exercise voting control of approximately 26% of the Company's outstanding shares and are therefore able to elect a majority of the Company's Board of Directors and to control the business and affairs of the Company.

        LACK OF CONTRACTUAL SUPPLY AGREEMENTS. The Company's subsidiaries purchase products from various sources of supply. The Company does not maintain firm contractual agreements with any of its suppliers with respect to the product purchases. Instead, the Company purchases its products from suppliers on the most favorable terms that can be negotiated. Since product purchases are negotiated on a continuing basis, the Company's reserve stream may not be as secure as if they were negotiated pursuant to a long-term contract. The Company's inability to obtain sufficient product from its suppliers would have a material adverse effect on its business and operations.

        DIVIDENDS NOT LIKELY. The Company has never paid cash dividends on its Common Stock and does not anticipate paying cash dividends for the foreseeable future. It is anticipated that any earnings that may be generated from the Company's operations will be used to finance the Company's growth. Certain of the Company's outstanding debt instruments currently prohibit the Company from paying dividends. See "Dividend Policy."

        FUTURE SALES OF COMMON STOCK. Of the Company's currently outstanding 6,425,453 shares, 1,250,094 are "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act ("Restricted Shares"). 316,053 of the Restricted Shares are currently eligible for public sale in accordance with the requirements of Rule 144. The remaining 5,175,359 shares are freely tradeable without restrictions or further registration under the Securities Act, except for shares held by "affiliates" of the Company, which will be subject to resale limitations of Rule 144. In addition, the Company has filed registration statements on Form S-3 under the Securities Act relating to 227,559 shares of Common Stock issued or issuable upon the exercise of warrants or conversion of convertible securities and offered by certain selling security holders. Such shares of Common Stock are (or if not issued, will be when issued) freely tradeable without restriction or further registration under the Securities Act, except for shares held by "affiliates" of the Company, which shares will be subject to the resale limitations of Rule 144. The Company has also filed a registration statement under the Securities Act to register the shares of Common Stock issuable under its stock option plans. Shares issued under such plans, other than shares issued to affiliates of the Company, will be freely tradeable in the public market.

        The Company is unable to predict the effect that sales made under Rule 144 or otherwise may have on the then-prevailing market price of the Common Stock. The issuance of a significant number of additional securities, or even the possibility thereof, could depress the market price of such securities. See "Shares Eligible for Future Sale."

        ANTI-TAKEOVER EFFECT. The provisions of the Amended and Restated Articles of Incorporation ("Amended Articles") may be deemed to have an anti-takeover effect or may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in such shareholder's best interest, including those attempts that might result in a premium over the market price for the shares held by a shareholder. Pursuant to the Amended Articles, the Board of Directors may, by resolution, establish one or more series of preferred stock, having such number of shares, designation, relative voting rights, dividend rates, liquidation or other rights, preferences and limitations as may be fixed by the Board of Directors without any further shareholder approval. Such rights, preferences, privileges and limitations as may be established could have the effect of impeding or discouraging the acquisition of control of the Company.

        LIMITATION OF DIRECTOR LIABILITY. Texas law authorizes a Texas corporation to eliminate or limit the personal liability of a director to the Company and its shareholders for monetary damages for breach of certain fiduciary duties as a director. The Company believes that such a provision is beneficial in attracting and retaining qualified directors, and accordingly, its Amended Articles include a provision eliminating a director's liability for monetary damages for any breach of fiduciary duty as a director, except in certain specified instances. The foregoing provision of the Amended Articles may reduce the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breaches of their fiduciary duties, even though such an action, if successful, might otherwise have benefitted the Company and its shareholders.

                                   THE COMPANY

        Industrial Holdings, Inc. (including its subsidiaries, the "Company") was incorporated in Texas in August 1989. The Company's principal executive offices are located at 7135 Ardmore, Houston, Texas 77054, and its telephone number is (713) 747-1025.

        The Company's business is organized into two divisions: the Fastener Manufacturing and Sales Division, comprised of Landreth Engineering Company ("Landreth"), Connecticut Rivet ("CRivet"), American Rivet Company, Inc. ("American"), and LSS-Lone Star-Houston, Inc. ("Lone Star") and the

Energy Products and Services Division comprised of the Valve and Supplies Sales Group which includes Pipeline Valve Specialty ("PVS"), Industrial Municipal Supply ("IMSCO"), and Manifold Valve Services, Inc. ("MVS"); the New Machine Sales and Services Group which includes Regal Machine Tools ("Regal") and Rex Machinery Movers ("RMM"); the Export Crating Group which includes U.S. Crating ("USC"); and the Used Machine Sales Group which includes Rex/Paul's Machine Sales ("RPMS"). Regal, RMM, USC and RPMS comprise the Rex Group, Inc. ("REX").

        The Fastener Manufacturing and Sales Division manufactures industrial metal fasteners, including special cold-formed fasteners and threaded fastener products for sale primarily to manufacturers in the home furniture, home appliance and automotive industries. In the Energy Products and Services Division, the Valve and Supplies Sales Group remanufactures pipeline valves and distributes pipe, valves, fittings and other products primarily to the petrochemical, chemical and petroleum refining industries and to the pipeline transportation and product storage industries. The New Machine Sales and Services Group sells new machine tools and conducts a machine moving operation. The Export Crating Group provides international export crating services. The Used Machine Sales Groups sells used machine tools.

        The Company's strategy is to identify and pursue acquisitions within the lines of business in which the Company currently operates. The Company believes that it is a leading manufacturer of semi-tubular rivets and cold-headed specials. The Company's pro forma revenues for its Fastener Manufacturing and Sales Division (excluding Lone Star) for the twelve months ended December 31, 1996 are approximately $30,222,000. The Company's growth strategy includes an emphasis on the continued acquisition of fastener manufacturing companies with a particular emphasis on expansion into new customer bases and geographical markets.

        Since its inception, the Company has expanded its business through acquisition. The following table lists the name and location of the Company's principal operating entities, the date acquired and primary product:

                                           Year
 Name           Location                 Acquired             Description
 ----           --------                 --------             -----------
IMSCO         Baytown, Texas               1989        pipe, valves and fittings
                                                       distributor
PVS           Houston, Texas               1992        valve remanufacturing
Landreth      Houston, Texas               1992        rivet manufacturing
REX           Houston, Texas               1993        machine tool distributor
CRivet        Waterbury, Connecticut       1995        rivet manufacturing
American      Chicago, Illinois            1996        rivet manufacturing
Lone Star     Houston, Texas               1997        stud bolt  manufacturing
MVS           Jennings, Louisiana          1997        valve remanufacturing

The Company has financed these acquisitions with cash provided by operations, borrowings under its credit agreements and public and private financings. The Company anticipates that future acquisitions, if any, will be similarly financed.

                               RECENT DEVELOPMENTS

        In June 1997, the Company signed a Letter of Intent to acquire substantially all the assets and to assume certain liabilities of Rogers Equipment & Supply, Inc. and Rogers Rental Tools, Inc. (together "Rogers") for a purchase price of $700,000. Rogers, whose sales for the twelve months ended December 31, 1996 were $2,723,765, remanufactures blow-out preventers for the drilling industry. Rogers will operate as part of MVS. The Company expects the purchase, which is subject to the signing of a definitive purchase agreement, to be completed in July 1997.

                                  THE OFFERING

        Of the 1,549,041 shares offered hereby, 540,000 shares are issuable from time to time on the exercise of Common Stock purchase warrants (the "St. James Warrants") to purchase an aggregate of 540,000 shares of Common Stock that were sold in connection with the Company's private placement of 12% Convertible Promissory Notes (the "Promissory Notes") in the amounts of $1,900,000 and $1,600,000 to St. James Capital Partners, L.P. ("St. James"), a portion of the proceeds of which was used to fund the acquisition of American. Each of the St. James Warrants is exercisable at any time through December 8, 2000, at an exercise price of $7.00 per share. Subsequently, St. James distributed the St. James Warrants to its various partners.

        Of the 1,549,041 shares offered hereby, 50,000 shares are issuable from time to time on the exercise of Common Stock purchase warrants (the "McBlue Warrants") to purchase an aggregate of 50,000 shares of Common Stock at $10.00 per share. Of the 1,549,041 shares offered hereby, 25,000 shares (the "McBlue Shares") are currently outstanding shares of common stock. The McBlue Shares and McBlue Warrants were sold to a corporation in June 1997. The proceeds from the sale were used for general corporate purposes.

        This offering relates solely to resales of the shares acquired on the exercise of the St. James Warrants and McBlue Warrants and does not involve an offering by the Company of the St. James Warrants and McBlue Warrants. This prospectus also relates to the resale of any additional shares as may become issuable on the exercise of the St. James Warrants pursuant to the anti-dilution provisions thereof. The Company will not receive any cash proceeds from the resale of the shares issuable on exercise of the St. James Warrants and McBlue Warrants. The Company will receive net proceeds of approximately $4,266,000 on the exercise of the St. James and McBlue Warrants.

        Of the 1,549,041 shares offered hereby, 203,300 shares (the "St. James Shares") are currently outstanding shares of Common Stock which were exchanged effective June 1997 for the $1,900,000 Promissory Note issued to St. James in connection with the acquisition of American along with the related accrued interest.

        Of the 1,549,041 shares offered hereby, 84,211 shares (the "Jandl Shares") are currently outstanding shares of Common Stock which were issued in February 1997 in connection with and as a portion of the purchase price of Lone Star.

        Of the 1,549,041 shares offered hereby, 600,000 shares (the "CDI Shares") are currently outstanding shares of Common Stock which were issued in March 1997 in connection with and as a portion of the purchase price of MVS.

        The remaining 46,530 shares (the "MVS Shares") offered hereby are currently outstanding shares of Common Stock which were sold to employees of MVS in April 1997.

        The McBlue Shares, St. James Shares, Jandl Shares, the CDI Shares and the MVS Shares (the "Resale Shares") may be resold in the market from time to time. The Company is not offering the Resale Shares and will not receive any cash proceeds from the resale of the Resale Shares

                                 USE OF PROCEEDS

        The Company will receive cash proceeds equal to the exercise price of the Warrants, which will total approximately $4,266,000. The Company presently intends to add the cash proceeds from the exercise of the Warrants to its general working capital.

        The Company will not receive any proceeds from the sale of the Shares that may be resold from time to time by the selling shareholders.

                              SELLING SHAREHOLDERS

        The selling shareholders listed below (the "Selling Shareholders") may resell, from time to time, all or a portion of the Shares offered hereby. The following table sets forth the beneficial ownership of the Company's securities by each of the Selling Shareholders:

                                           SHARES       SHARES       SHARES       PERCENTAGE
                                         OWNED PRIOR   OFFERED    OWNED AFTER       OWNED
NAME OF SELLING SHAREHOLDER              TO OFFERING    HEREBY    THE OFFERING  AFTER OFFERING
---------------------------              -----------    ------    ------------  --------------
Isaac Arnold, Jr.(1)                        5,856        5,856          0(12)         *
Hugh Roy Cullen Estate Trust
  for Isaac Arnold, Jr.(1)                  2,928        2,928          0(12)         *
Lillie C. Cullen Estate Trust
  for Isaac Arnold, Jr.(1)                  2,928        2,928          0(12)         *
1959 Trust for Robert Tilly Arnold(1)       5,856        5,856          0(12)         *
Todd M. Binet(1)                            2,928        2,928          0(12)         *
Pinkye Lou Blair Estate Trust(1)            2,928        2,928          0(12)         *
George V. Burkholder (1)                    7,320        7,320          0(12)         *
Ronald E. Clark(1)                         17,567       17,567          0(12)         *
Scott Crist (1)                             2,928        2,928          0(12)         *
Harry H. Cullen(1)                         14,640       14,640          0(12)         *
Equity Resource Group(1)                   14,640       14,640          0(12)         *
James Hansen(1)                             2,928        2,928          0(12)         *
Titus Harris, Jr.(1)                        1,464        1,464          0(12)         *
St. James Capital Corp.(1)                107,994      107,994          0(12)         *
SV Capital Partners, L.P.(1)              117,113      117,113          0(12)         *
HUB, Inc.(2)                              150,543       76,123         74,420         1%
Guadalupe Funding Company (3)              81,369       61,485         19,884         *
Thomas M. Vertin(4)                       117,020       42,600         74,420         1%
Dennis J. LaValle(5)                       45,134       35,134         10,000         *
Blake T. Liedtke(6)                        29,523       14,640         14,883         *
Judith C. Jandl (7)                        84,211       84,211          0(12)         *
CDI Holdings, Inc.(8)                     600,000      600,000          0(12)         *
Harry L. Ardoin(9)                          8,780        2,530          6,250         *
Andrew  Cormier(9)                         50,000       20,000         30,000         *
Paige S. Cormier Trust(9)                   4,000        4,000          0(12)         *
Matthew J. Cormier Trust(9)                 4,000        4,000          0(12)         *
Gary L. Cryer(9)                           14,250        8,000          6,250         *
Troy Cormier(9)                            14,250        8,000          6,250         *
McBlue Corporation(10)                     75,000       75,000          0(12)         *
St. James Capital Partners, L.P.(11)     368,300      203,300        165,000         2%

-------------
 *      Less than 1%

(1) These Shares are acquirable on exercise of the St. James Warrants at an exercise price of $7.00 per share, subject to adjustment.

(2) Of these Shares, 76,123 are acquirable on exercise of St. James Warrants at an exercise price of $7.00 per share, subject to adjustment.

(3) Of these Shares, 61,485 are acquirable on exercise of St. James Warrants at an exercise price of $7.00 per share, subject to adjustment.

(4) Of these Shares, 42,600 are acquirable on exercise of St. James Warrants at an exercise price of $7.00 per share, subject to adjustment

(5) Of these Shares, 35,134 are acquirable on exercise of St. James Warrants at an exercise price of $7.00 per share, subject to adjustment

(6) Of these Shares, 14,640 are acquirable on exercise of St. James Warrants at an exercise price of $7.00 per share, subject to adjustment

(7)     These Shares were issued in connection with the acquisition of Lone
        Star.

(8)     These Shares were issued in connection with the acquisition of MVS.

(9)     These Shares were acquired by employees of MVS.

(10) These shares are acquirable on exercise of McBlue Warrants at an exercise price of $10.00 per share.

(11) Of these shares, 203,300 were issued in exchange for the $1,900,000 Promissory Note issued in connection with the acquisition of American and the related accrued interest.

(12) After the sale of the shares contemplated by this offering and assuming that the Sellers own no other shares, of which the Company has no knowledge, the percent of class owned after the offering is 0%.

                              PLAN OF DISTRIBUTION

        The Selling Shareholders may offer the Shares subject to this Prospectus for resale from time to time in one or more offerings through underwriters, dealers or agents or directly to one or more purchasers in fixed-price offerings or in negotiated transactions and at either current market prices or at prices related to such market price. Resales by the purchasers of such shares may be made in the same manner.

        The Selling Shareholders have represented to the Company that they have no current arrangements with any broker-dealer and that they will comply with Regulation M under the Exchange Act. If underwriters are used in any offering of the Shares, such underwriters will be named in the applicable Prospectus Supplement. Only underwriters named in a Prospectus Supplement will be deemed to be underwriters in connection with the Shares. Firms not so named will have no direct or indirect participation in the underwriting of the Shares, although such a firm may participate in the distribution of such shares under circumstances entitling it to a dealer's commission. Unless otherwise set forth in the Prospectus Supplement relating to such offering, any underwriting agreement pertaining to any offering of the Shares will (i) entitle the underwriters to indemnification by the Company and the Selling Shareholders against certain civil liabilities under the Securities Act, (ii) provide that the obligations of the underwriters will be subject to certain conditions precedent, and (iii) provide that the underwriters will be obligated to purchase the Shares so offered if any such shares are purchased. If underwriters are used in any offering of Shares, the names of such underwriters, the anticipated date of delivery and other material terms of the transaction will be set forth in the Prospectus Supplement relating to such offering.

        The Company has been advised that the distribution of the Shares by the Selling Shareholders, or by pledgees, transferees or other successors-in-interest of the Selling Shareholders, may be effected from time to time in one or more transactions (which may involve block transactions) on Nasdaq (if the Common Stock continues to be listed on Nasdaq) or in the over-the-counter market, in negotiated transactions or in a combination of such methods of sale, at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares directly to purchasers or to or through broker-dealers acting as principals or agents. Such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders or the purchasers of the Shares from whom broker-dealers may act as agent or to whom they may sell as principal or both (which compensation, as to a particular broker-dealer, may be less than or in excess of customary commissions). In addition, the Shares covered by this Prospectus that subsequently qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

        The Selling Shareholders and any broker-dealers or agents who participate in a sale of the Shares may be deemed to be underwriters within the meaning of such term under the Securities Act, and any commissions received by them, as well as any proceeds from any sales as principal by them, may be deemed to be underwriting discounts and commissions under the Securities Act. Such broker-dealers or agents may, under agreements with the Selling Shareholders, be entitled to indemnification by the Company and the Selling Shareholders against certain civil liabilities under the Securities Act. Certain purchasers to whom the Selling Shareholders may sell shares in negotiated transactions may be deemed to be underwriters with respect to any resale by them of shares so acquired.

        Underwriters, dealers and agents may engage in transactions with or perform services for the Company in the ordinary course of business.

                                  LEGAL MATTERS

        The legality of the securities offered hereby will be passed on for the Company by Porter & Hedges, L.L.P., Houston, Texas.

================================================================================

        NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                              --------------------

                                TABLE OF CONTENTS

                                                                            PAGE
Available Information .....................................................    4
Incorporation of Certain
  Documents by Reference ..................................................    4
Risk Factors ..............................................................    5
The Company ...............................................................    7
Recent Developments .......................................................    9
The Offering ..............................................................    9
Use of Proceeds ...........................................................   10
Selling Shareholders ......................................................   11
Plan of Distribution ......................................................   13
Legal Matters .............................................................   14




                              --------------------

                            Industrial Holdings, Inc.
                               1,549,041 Shares of
                                  Common Stock

                              ---------------------

                               P R O S P E C T U S

                              ---------------------



                                -----------------

                                 ________, 1997



================================================================================

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        Expenses payable in connection with the issuance and distribution of the securities to be registered, other than underwriting discounts and commissions, are estimated as follows:

        Securities and Exchange Commission filing fee..........  $  6,479
        Printing expenses......................................       400*
        Legal fees and expenses................................     2,000*
        Accounting fees and expenses...........................     4,000*
        Miscellaneous..........................................     1,121*
                                                                 --------
               TOTAL...........................................   $14,000
                                                                 ========
--------------------------
*  Estimated

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Article 2.02 of the Texas Business Corporation Act (the "TBCA") provides that a Texas corporation shall have the power to indemnify directors, officers, employees and agents and to purchase and maintain liability insurance for those persons. Article 2.02-1 of the TBCA empowers the Company to indemnify any director or officer for expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in the defense of any action, suit or proceeding in which such director or officer is a party by reason of his position. In no event however, shall a director or officer be entitled to indemnification in any action, suit, or proceeding in which such director shall have been found not to have acted in good faith and in the reasonable belief that his conduct as such director was in the Company's best interests; and, in the case of an officer of the Company, that such officer did not act in good faith and in the reasonable belief that his conduct was at least not opposed to the Company's best interests; and in the case of any criminal proceeding, such director or officer had no reasonable cause to believe his conduct was unlawful. Moreover, no director shall be indemnified for any obligations arising from any action, suit, or proceeding in which (i) such director is found liable on the basis that personal profit was improperly received by him, whether or not the action resulted from an action taken in his official capacity, or (ii) such director is found liable to the Company.

        The Company's Amended and Restated Bylaws ("Bylaws") provide that the Company shall indemnify each director or former director and each officer or former officer of the Company and each person who is or who may have served at its request as a director or officer of another corporation in which it owned shares of stock or of which it is a creditor, or as a partner, venturer, proprietor, trustee, employee, agent or similar functionary of another partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise against judgments, settlements, penalties and reasonable expenses (including court costs and attorneys' fees) incurred by him in connection with any claim made against him or any action, suit, or proceeding in which he is or is threatened to be made a named defendant or respondent by reason of his being or having been such director or officer.

        The Company shall indemnify such director or officer to the greatest extent permitted by law for reasonable expenses incurred in connection with any action, suit, or proceeding in which such director or officer has been wholly successful in the defense of the proceeding, on the merits or otherwise, except that if such action, suit, or proceeding was brought by or on behalf of the Company, indemnification shall be limited to reasonable expenses actually incurred by such director or officer with respect to such proceeding; provided, however, that such indemnity shall be conditioned on the prior determination by a majority of the Board of Directors or a committee thereof who are not named defendants or respondents in such action, suit, or proceeding, or special legal counsel appointed thereby, or, solely in the event the Board of Directors is not able to act and unable to select special legal counsel, by vote of those shareholders who are not also directors named as defendant or respondent in such action, suit, or proceeding, that such director or officer has acted in good faith and in the reasonable belief as to the best interests of the Company.

        If any pending, threatened, or completed proceeding is settled, amounts paid as indemnification of the settlement shall not exceed costs, fees and expenses that would have been reasonably incurred if the action, suit or proceeding had been litigated to a conclusion. The determination by the Board of Directors, or by independent counsel, and the payment of amounts by the Company on the basis thereof, shall not prevent a shareholder from challenging such indemnification by appropriate legal proceedings. Neither shall a determination by the Board of Directors, a committee thereof, or special legal counsel appointed thereby, that indemnification is not permissible, prevent a director or officer from challenging such determination by appropriate legal proceedings. Reasonable expenses of a director or officer who was, is, or is threatened to be made a named defendant or respondent in any proceeding shall be paid in advance before any final disposition following appropriate written request to the Company.

        The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, against any liability asserted against him in such a capacity or arising out of his status as such a person, whether or not the Company would have the power to indemnify him against that liability.

        The foregoing rights and indemnification shall be construed in accordance with the laws of the State of Texas presently in force and as hereinafter amended. In all events, the Company's Bylaws shall be deemed to grant the Company's directors and officers the maximum protection consistent with law and shall be deemed amended from time to time to reflect any changes in such law. The foregoing shall not be exclusive of any private contractual right of indemnification, nor shall it limit the same; provided, however, such contractual agreement shall not be inconsistent with the TBCA presently in force or hereafter enacted.

        The Company's Articles of Incorporation, as amended, contain provisions eliminating or limiting the liability of a director for an act or omission in his capacity as director; however, those provisions do not eliminate or limit the liability of a director for: (i) a breach of a director's duty of loyalty to the Company or its shareholders; (ii) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; (iv) an act or omission from which the liability of a director is expressly provided for by statute; or (v) an act related to an unlawful stock repurchase or payment of a dividend.

ITEM 15.  EXHIBITS

                                                                    SEQUENTIALLY
  EXHIBIT                                                             NUMBERED
  NUMBER               IDENTIFICATION OF EXHIBIT                        PAGE
  -------              -------------------------                    ------------
     5*      --   Opinion of Porter & Hedges, L.L.P.                    Ex-1
   24.1*     --   Consent of Price Waterhouse L.L.P.                    Ex-2
   24.2*     --   Consent of Simonton, Kutac & Barnidge, L.L.P.         Ex-3
   24.3*     --   Consent of Hein + Associates LLP                      Ex-4
   24.4*     --   Consent of KMPG Peat Marwick LLP                      Ex-5
   24.5      --   Consent of Porter & Hedges, L.L.P.
                   (included in its opinion filed as Exhibit 5 hereto).
------------------------
* Filed herewith.

ITEM 16.  UNDERTAKINGS.

        (a) The undersigned Registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                        (i) To include any prospectus required by section
                10(a)(3) of the Securities Act of 1933 (the "1933 Act");

                        (ii) To reflect in the prospectus any facts or events
                arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                        (iii) To include any material information with respect
                to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (c) the undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants' annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 23, 1997.

                                      INDUSTRIAL HOLDINGS, INC.


                                      /s/ CHRISTINE A. SMITH
                                      Christine A. Smith,
                                      Vice President and Chief Financial Officer

       We, the undersigned directors and officers of the Company do hereby constitute and appoint Robert E. Cone and Christine A. Smith, and each of them singly, our true and lawful attorney and agent, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers, and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the filing of this Registration Statement, including specifically, without limitation, power and authority to sign for us or any of us, in our names in the capacities indicated below, any and all amendments hereto; and we do hereby ratify and confirm all that said attorneys and agents or any of them, shall do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act of 1933, this to its Registration Statement on Form S-3 has been signed by the following persons in the capacities indicated on July 23, 1997.

     SIGNATURE                                TITLE
     ---------                                -----
/s/ ROBERT E. CONE             Director, Chairman of the Board of Directors,
    Robert E. Cone              President and Chief Executive Officer (Principal
                                Executive Officer)

/s/ JAMES H. BROCK, JR.        Executive Vice-President, Director and President
    James H. Brock, Jr.         -- Energy Products and Services Division

/s/ CHRISTINE A. SMITH         Vice President and Chief Financial Officer
    Christine A. Smith          (Principal Accounting Officer and Principal
                                Financial Officer)

__________________________     Director, Secretary
    Barbara S. Shuler

/s/ CHARLES J. ANDERSON        Director
    Charles J. Anderson

/s/ JAMES W. KENNEY            Director
    James W. Kenney

/s/ JOHN P. MADDEN             Director
    John P. Madden

/s/ JOHN THOMPSON
    John Thompson              Director